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                                                                    EXHIBIT 99.3

                         EQUITY OFFICE PROPERTIES TRUST
                           TWO NORTH RIVERSIDE PLAZA
                                   SUITE 2200
                            CHICAGO, ILLINOIS 60606

                                                               November   , 1997

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Equity Office Properties Trust ("EOP") to be held on December 19, 1997, at 8:00 a.m., Chicago time, at One North Franklin Street, 3rd Floor, Chicago, Illinois.

     At the Special Meeting, you will be asked to approve EOP's merger with Beacon Properties Corporation. EOP will be the surviving company in the Merger, with each outstanding share of common stock of Beacon converted into the right to receive 1.4063 common shares of EOP. Approval of the Merger requires the affirmative vote of the holders of a majority of EOP's outstanding common shares.

     The Board of Trustees unanimously supports this strategic combination with Beacon and believes it will solidify EOP's leadership position in the office properties industry. We enthusiastically recommend that you approve it.

     The investment banking firm of J.P. Morgan Securities Inc. has issued an opinion to the Board that, as of the date thereof and based upon and subject to certain matters stated therein, the consideration to be paid by EOP in the Merger is fair from a financial point of view to EOP. A copy of J.P. Morgan's fairness opinion is attached as Annex II to the accompanying Joint Proxy Statement/Prospectus.

     The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the proposed Merger, the reasons for your Board's recommendation of the Merger and certain additional information, including that set forth under the heading "RISK FACTORS" which describes, among other items, potential adverse effects of the Merger. We urge you to carefully consider all of the information in the Joint Proxy Statement/Prospectus.

     IT IS IMPORTANT THAT YOUR EOP SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                          Sincerely,

                                          SAMUEL ZELL
                                          Chairman of the Board

                                          TIMOTHY H. CALLAHAN
                                          President and Chief Executive Officer